Exhibit 10.1

UNIVERSAL HEALTH REALTY INCOME TRUST

REVOLVING CREDIT AGREEMENT

Dated as of May 28, 2003

by and among

UNIVERSAL HEALTH REALTY INCOME TRUST,

THE BANKS PARTY HERETO

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

FLEET NATIONAL BANK,
as Syndication Agent

WACHOVIA SECURITIES, INC.,
as Arranger

i

EXHIBITS AND SCHEDULES

EXHIBIT 1.1-1	Notice of Account Designation

EXHIBIT 2.2	Notice of Borrowing

EXHIBIT 2.5	Form of Note

EXHIBIT 2.6	New Commitment Agreement

EXHIBIT 2.10	Notice of Prepayment

EXHIBIT 2.13	Notice of Conversion/Extension

EXHIBIT 5.1(b)	Form of Opinion of Company Counsel

EXHIBIT 5.1(n)	Solvency Certificate

EXHIBIT 7.3(d)	Compliance Certificate

EXHIBIT 11.13(c)	Commitment Transfer Supplement

SCHEDULE 2.1(a)	Banks; Commitments; Commitment Percentages

SCHEDULE 4.2	Subsidiaries; Corporate and Capital Structure

SCHEDULE 4.6	Title to Properties; Leases

SCHEDULE 4.18	Environmental Matters

SCHEDULE 4.25	Material Contracts

SCHEDULE 4.26	Insurance

SCHEDULE 7.9	Indebtedness

SCHEDULE 7.11(e)	Liens

SCHEDULE 11.5	Notice Addresses for Banks

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of May 28, 2003 among UNIVERSAL HEALTH REALTY INCOME TRUST, a real estate investment trust organized under the laws of the State of Maryland and having its principal place of business at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”), the financial institutions from time to time party hereto (individually, a “Bank” and collectively, the “Banks”), FLEET NATIONAL BANK, as syndication agent (the “Syndication Agent”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (the “Agent”).

BACKGROUND

A.         The Company has requested that the Banks provide an $80 million revolving credit facility (which may be increased to up to $100 million on the terms and conditions set forth herein) for the purposes hereinafter set forth;

B.         The Banks have agreed to make the requested revolving credit facility available to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Defined Terms.

The following terms shall have the meanings set forth in this Article I or elsewhere in the provisions of this Agreement referred to below:

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the company to the Agent substantially in the form of Exhibit 1.1-1.

“Additional Bank” shall have the meaning set forth in Section 2.6.

“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, neither the Agent nor any Bank shall be deemed an affiliate of the Company solely by reason of the relationship created by the Loan Documents.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreement” shall mean this Revolving Credit Agreement, including the Exhibits and Schedules hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Margin for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin for Loans”, (b) Loans that are LIBO Rate Loans shall be the percentage set forth under the column “LIBO Rate Margin for Loans”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Ratio of Debt to Total Capital	Base Rate Margin	LIBO Rate Margin	Letter of Credit Fee	Commitment Fee

I	less than 30%	0.0 bps	100.0 bps	100.0 bps	25.0 bps
II	greater than or equal to 30% but less than 40%	10.0 bps	110.0 bps	110.0 bps	25.0 bps
III	greater than or equal to 40% but less than 50%	25.0 bps	125.0 bps	125.0 bps	30.0 bps
IV	greater than or equal to 50%	40.0 bps	140.0 bps	140.0 bps	35.0 bps

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Agent has received from the Company the financial information and certifications required to be delivered to the Agent and the Banks in accordance with the provisions of Sections 7.3 (each an “Interest Rate Determination Date”). Such Applicable Margin shall be effective from such Interest Rate Determination Date until the next such Interest Rate Determination Date. The initial Applicable Margins shall be based on Level I (which corresponds to the ratio of Debt to Total Capital of the Company calculated based on the financial information of the Company as of December 31, 2002) and shall remain at such level until the first Interest Rate Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 7.3 for the quarter ended March 31, 2003. After the Closing Date, if the Company shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Section 7.3, the Applicable Margins from such Interest Rate Determination Date shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Agent and the Banks, be based on Level IV until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Debt to Total Capital Ratio.

“Arranger” shall mean Wachovia Securities, Inc.

“Banks” shall have the meaning set forth in the preamble hereto.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Base Rate Loans” shall mean Loans that bear interest based on the Base Rate.

“Business” shall have the meaning set forth in Section 4.18(b).

“Business Day” shall mean any day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, it being recognized that a Business Day relating to interest calculated or payable by reference to the LIBO Rate shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Cash Available For Distributions” shall mean with respect to any fiscal period of the Company, (i) Net Income of the Company and its Subsidiaries, plus (ii) depreciation and amortization, plus (iii) provision for investment losses, plus (iv) any loss on marketable securities, minus (v) any gain on marketable securities, in each case determined for such period and in accordance with GAAP.

“Cash Flow Available For Debt Service” shall mean for any fiscal period of a Person, Net Income for such period plus (i) expenses for interest on Indebtedness and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money or the maintenance of letters of credit by such Person, plus (ii) depreciation and amortization plus (iii) losses on the sale of real estate, less (iv) gains on the sale of real estate, in each case determined for such period and in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean the Revolving Commitment and the LOC Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.8.

“Commitment Percentage” shall mean the Revolving Commitment Percentage and the LOC Commitment Percentage, individually or collectively, as appropriate.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Exhibit 11.13(c).

“Company” shall have the meaning set forth in the preamble hereto.

“Consolidated Subsidiary” shall mean any Subsidiary or other entity the results of whose operations are, for financial accounting purposes, consolidated with the results of the operations of the Company and its other Consolidated Subsidiaries in accordance with GAAP.

“Construction Loans” shall mean secured loans from time to time made by the Company to various borrowers the proceeds of which are designated for the construction of Health Care Facilities or for the acquisition of real estate and the construction thereon of Health Care Facilities.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt” shall mean with respect to any Person, all Indebtedness of such Person for borrowed money other than Non-Recourse Debt of such Person.

“Debt Service Charges” shall mean for any fiscal period of the Company, the sum of (i) the expenses of the Company and its Subsidiaries for such period for interest on Indebtedness and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money by the Company or its Subsidiaries or the maintenance of Letters of Credit for the account of the Company or its Subsidiaries plus (ii) required principal payments to be made by the Company or its Subsidiaries for such period on Indebtedness of the Company or its Subsidiaries (excluding any principal payments made by the Company pursuant to Section 2.10 hereof), in each case determined in accordance with GAAP plus (iii) fifteen percent (15%) of the sum of the amount of the Extensions of Credit outstanding as of the end of such period.

“Debt Service Coverage Ratio” shall mean, at any date of determination thereof, the ratio of Cash Flow Available for Debt Service of the Company and its Subsidiaries for the period of the four most recently ended fiscal quarters of the Company to Debt Service Charges for such period.

“Default” shall mean any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default.

“Distribution” shall mean (i) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Company or any Subsidiary other than dividends payable solely in shares of common stock of the Company or such Subsidiary; (ii) the purchase, redemption, or other retirement of any shares of any class of capital stock of the Company or any Subsidiary directly or indirectly or otherwise; (iii) the return of capital by the Company or any Subsidiary to its shareholders as such; or (iv) any other distribution on or in respect of any shares of any class of capital stock of the Company or any Subsidiary.

“Dollars” or “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Bank designated as such Bank’s Domestic Lending Office shown on Schedule 15; and thereafter, such other office of such Bank as such Bank may from time to time specify to the Agent and the Company as the office of such Bank at which Base Rate Loans of such Bank are to be made.

“Drawdown Date” shall mean the date on which any Loan is made or is to be made.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and regulations thereunder, as amended from time to time.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with the Company under Section 414 of the Code.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event Of Default” shall mean any event described in Section 8 hereof.

“Extension of Credit” shall mean, as to any Bank, the making of a Loan by such Bank or the issuance of, or participation in, a Letter of Credit by such Bank.

“Facility Cash Flow Available For Debt Service” shall mean for any fiscal period of an owner or operator of a Health Care Facility, the Net Income of such Person plus (i) expenses for interest on Indebtedness and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money by such person plus (ii) depreciation and amortization plus (iii) rental expenses plus (iv) management fees plus (v) intercompany interest expenses, in each case to the extent attributable to such Health Care Facility and determined for such period and in accordance with GAAP.

“Facility Coverage Ratio” shall mean for any fiscal period of an owner or operator of a Health Care Facility, the ratio of (a) Cash Flow Available for Debt Service attributable to such Health Care Facility to (b) interest expense plus current maturities of long-term debt plus rental expense, in each case to the extent attributable to such Health Care Facility and determined for such period and in accordance with GAAP.

“Federal Funds Effective Rate” shall have the meanings set forth in the definition of Base Rate.

“Fee Letter” shall mean that certain fee letter agreement dated April 16, 2003 by and among the Agent, the Arranger and the Company, as amended, modified or otherwise supplemented.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject, however, in the case of determination with the financial covenants set forth in Sections 7.5, 7.6, 7.7, 7.8 and 7.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 3.9(a).

“Government Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Facility” or “Health Care Facilities” shall mean, individually or collectively as appropriate, real estate and improvements thereon used exclusively or primarily for the delivery of health or human services, including but not limited to hospitals, clinics, long term care facilities, custodial care facilities (including but not limited to childcare centers), congregate care facilities, assisted living facilities, surgery centers and medical office buildings.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements.

“Increased Commitment” shall mean the amount of any increase in the aggregate Revolving Committed Amount of the Banks under Section 2.6, which Increased Commitment shall not exceed $20,000,000 in the aggregate.

“Indebtedness” shall mean, without duplication, with respect to any Person, all indebtedness, liabilities and other obligations of such Person which would, in accordance with GAAP, be classified upon a balance sheet of such Person as liabilities but in any event including:

(a)        all debt and similar monetary obligations, whether direct or indirect;

(b)        all guaranties of such Person, endorsements and other contingent liabilities and other obligations of such Person, whether direct or indirect in respect of indebtedness of others, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and any obligations to reimburse the issuer in respect of any letters of credit;

(c)        all liabilities and other obligations to the extent not, included in (a) secured by any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations;

(d)        all indebtedness, liabilities and other obligations of such Person arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

(e)        all indebtedness, liabilities and other obligations of such Person in respect of leases of real and personal property (whether or not required to be capitalized);

(f)         all cash obligations of such Person then due under Hedging Agreements; and

(g)        the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon (excluding operating leases).

“Interest Rate Determination Date” shall have the meaning assigned thereto in the definition of Applicable Margin.

“Interest Payment Date” shall mean (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December during the term of this Agreement and on the applicable Maturity Date, (b) as to any LIBO Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBO Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.10(b), the date of such prepayment.

“Interest Period” shall mean, with respect to any LIBO Rate Loan,

(i)         initially, the period commencing on the Drawdown Date or conversion date, as the case may be, with respect to such LIBO Rate Loan and ending one, two, three or six months thereafter, as selected by the Company in the notice of borrowing or notice of conversion given with respect thereto; and

(ii)        thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three or six months and, if available, nine or twelve months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)      if any Interest Period pertaining to a LIBO Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)       any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)       if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected a Base Rate Loan to replace the affected LIBO Rate Loan;

(D)      no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date for such Loan; and

(E)       no more than ten (10) LIBO Rate Loans may be in effect at any time; provided that, for purposes hereof, LIBO Rate Loans with different Interest Periods shall be considered as separate LIBO Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBO Rate Loan with a single Interest Period.

“Investments” shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, partnership or limited liability company interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person, or for the acquisition of real estate or interests therein. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Issuing Bank” shall mean Wachovia Bank, National Association.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.8(b).

“Letters Of Credit” shall mean any letter of credit issued by the Issuing Bank for the account of the Company pursuant to this Agreement and the LOC Documents, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

“LIBO” shall mean, for any LIBO Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBO” shall mean, for any LIBO Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBO” shall mean the rate per annum at which, as determined by the Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBO Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

LIBO Rate =                         LIBO
    1.00 – Eurodollar Reserve Percentage

“LIBO Lending Office” shall mean, initially, the office of each Bank designated as such Bank’s LIBO Lending Office shown on Schedule 15; and thereafter, such other office of such Bank as such Bank may from time to time specify to the Agent and the Company as the office of such Bank at which the LIBO Rate Loans of such Bank are to be made.

“LIBO Rate Loans” shall mean Loans that bear interest at an interest rate based on the LIBO Rate.

“Loans” shall have the meaning set forth in Section 2.1.

“Loan Documents” shall mean collectively, this Agreement, the Notes, the LOC Documents and any document or instrument delivered pursuant to or in connection with this Agreement or the LOC Documents (including, without limitation, any guaranty delivered in connection with this Agreement), each as amended and in effect from time to time.

“LOC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit and with respect to each Bank, the commitment of such Bank to purchase participation interests in the Letters of Credit up to such Bank’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” shall mean, for each Bank, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.13(c).

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Banks to issue and participate in Letters of Credit as referenced in Section 2.5 and, individually, the amount of each Bank’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.7(d).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Loan Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which the Company or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Majority Banks” shall mean, as of any date, the Banks holding in the aggregate at least two-thirds (66.66%) of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Bank in any Letters of Credit.

“Maturity Date” shall mean May 28, 2007.

“Mortgage Loans” shall mean loans from time to time made by the Company, in each case secured by a first mortgage lien on a Health Care Facility.

“Net Income” shall mean for any fiscal period of a Person, the net income (or loss), after income taxes, of such Person determined in accordance with GAAP.

“Non-Recourse Debt” shall mean Indebtedness of the Company or its Subsidiaries which is at all times non-recourse in nature to the Company or any of its wholly-owned Subsidiaries, except to the extent of any recourse to an asset of the Company or a Subsidiary purchased or otherwise financed by such Indebtedness including, without limitation, Indebtedness of multi-member limited liability companies in which the Company or any of its Subsidiaries has an ownership interest, but only to the extent that such Indebtedness remains non-recourse to the Company or any of its wholly-owned Subsidiaries.

“Notes” shall have the meaning set forth in Section 2.5.

“Obligations” shall mean all Indebtedness, obligations and liabilities to the Agent and the Banks, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise of the Company arising or incurred under this Agreement, the LOC Documents or in respect of any Loans, Notes or Letters of Credit or other instruments at any time evidencing any of the foregoing.

“Participation Interest” shall mean the purchase by a Bank of a participation interest in Letters of Credit as provided in Section 2.7.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor entity or entities having similar responsibilities.

“Pension Plan” shall mean pension plan shall include (a) any multi employer plan within the meaning of Section 3(37) of ERISA, (b) any employee benefit plan within the meaning of Section 3(3) of ERISA, other than plans described in (a) above and (c) any employee pension benefit plan within the meaning of Section 3(2) of ERISA the benefits of which are guaranteed on termination in full or in part by PBGC pursuant to Title IV of ERISA, other than plans described in (a) above, each as maintained or contributed to by the Company or any ERISA Affiliate.

“Person” shall mean any corporation, unincorporated association, partnership, trust, organization, business, individual or other legal entity and any government or any governmental agency or political subdivision thereof.

“Related Fund” shall mean, with respect to any Bank, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (i) such Bank, (ii) an affiliate of a Bank, (iii) any other Bank or Affiliate thereof or (iv) the same investment advisor as any Person described in clauses (i)-(iii).

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation, trust documents and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Commitment” shall mean, with respect to each Bank, the commitment of such Bank to make Loans in an aggregate principal amount at any time outstanding up to such Bank’s Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Bank, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be increased pursuant to Section 2.6 or modified in connection with any assignment made in accordance with the provisions of Section 11.13(c).

“Revolving Committed Amount” shall mean the amount of each Bank’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Significant Subsidiary” shall mean any Subsidiary of the Company with assets totaling more than 3.5% of the total assets of the Company and its Subsidiaries taken as a whole.

“Subsidiary” shall mean with respect to any Person, any corporation, association, trust or other business entity with respect to which such Person owns directly, or indirectly through a subsidiary, at least a majority of voting interest entitling such Person to direct the management and policies of such entity.

“Syndication Agent” shall have the meaning set forth in the preamble hereto.

“Tangible Net Worth” shall mean the aggregate of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) of the Company and its Subsidiaries as the same properly appears on a balance sheet of the Company prepared in accordance with GAAP, less the sum of the total book value of all assets of the Company and its Subsidiaries which would be treated as intangibles under GAAP including without limitation, such items as good will, leasehold improvements, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Total Capital” shall mean the aggregate of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) of the Company and its Subsidiaries as the same properly appears on a balance sheet of the Company prepared in accordance with GAAP, plus all Debt of the Company and its Subsidiaries.

“UHS” Universal Health Services, Inc., a Delaware corporation.

“UHS Subsidiaries” shall mean at the relevant time of reference hereto, any Subsidiary or other entity the accounts of which would be consolidated with those of Universal Health Services, Inc. in its consolidated financial statements if such statements were prepared as of such date.

“Unencumbered Property” shall mean any property owned or held under capital lease by the Company which is not subject to any form of mortgage, deed of trust, or other lien or encumbrance; provided that for purposes of this definition, leases shall not be deemed to be encumbrances.

“Wachovia” shall mean Wachovia Bank, National Association and its successors and assigns.

Section 1.2   Other Definitional Provisions.

(a)        Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)        The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)        Any reference to a “Bank party to a Hedging Agreement” or similar phrase shall include any Person (or affiliate of such Person) that was a Bank at the time it entered into a Hedging Agreement permitted pursuant to Section 7.9 and has ceased to be a Bank under this Agreement.

(d)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)        Unless otherwise expressly indicated, each time reference in any Loan Document shall be to Charlotte, North Carolina time.

Section 1.3   Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Banks; provided that, if the Company notifies the Agent that it wishes to amend any covenant in Sections 7.5, 7.6, 7.7, 7.8 and 7.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Majority Banks wish to amend any of Sections 7.5, 7.6, 7.7, 7.8 and 7.9 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company’s and the Majority Banks.

The Company shall deliver to the Agent and each Bank at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 7.3, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

ARTICLE II
LOANS; AMOUNTS AND TERMS

Section 2.1   Commitment.

From the Closing Date through the Maturity Date, or such earlier date on which the Revolving Commitments hereunder are terminated, subject to the terms and conditions hereof, each Bank severally, but not jointly, agrees to make revolving credit loans (“Loans”) to the Company from time to time in an aggregate principal amount of up to EIGHTY MILLION DOLLARS ($80,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.9 and/or increased pursuant to Section 2.6) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Bank individually, the sum of such Bank’s Revolving Commitment Percentage of outstanding Loans plus Bank’s LOC Commitment Percentage of LOC Obligations shall not exceed such Bank’s Committed Amount, and (ii) with regard to the Banks collectively, the sum of the outstanding Loans plus LOC Obligations shall not exceed the aggregate Revolving Committed Amount of all of the Banks. Loans may consist of Base Rate Loans or LIBO Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof. LIBO Rate Loans shall be made by each Bank at its LIBO Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

Section 2.2   Loan Borrowings.

(a)        Notice of Borrowing. The Company shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax or electronic mail) to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBO Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Base Rate Loans, LIBO Rate Loans or a combination thereof, and if LIBO Rate Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Exhibit 2.2. If the Company shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBO Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) whether such Loan is to be a Base Rate Loan or a LIBO Rate Loan, then such notice shall be deemed to be a request for an Base Rate Loan hereunder. The Agent shall give notice to each Bank promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Bank’s share thereof. All Loans made on the Closing Date and on any of the three (3) Business Days following the Closing Date shall bear interest at the Base Rate.

(b)        Minimum Amounts. Each Loan which is a Base Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Committed Amount, if less). Each Loan which is a LIBO Rate

Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof.

(c)        Advances. Each Bank will make its Revolving Commitment Percentage of each Loan borrowing available to the Agent for the account of the Company at the office of the Agent specified in Section 11.5, or at such other office as the Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Company by the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

Section 2.3   Repayment.

The principal amount of all Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Article VIII.

Section 2.4   Interest.

Subject to the provisions of Section 2.12, Loans shall bear interest as follows:

(i)         Base Rate Loans. During such periods as Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Margin; and

(ii)        LIBO Rate Loans. During such periods as Loans shall be comprised of LIBO Rate Loans, each such LIBO Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBO Rate plus the Applicable Margin.

Interest on Loans shall be payable in arrears on each Interest Payment Date.

Section 2.5   Notes.

Each Bank’s Revolving Committed Amount shall be evidenced by a duly executed promissory note of the Company to such Bank in substantially the form of Exhibit 2.5.

Section 2.6   Increase Of Revolving Committed Amount; Additional Banks.

(a)        From time to time (but no more than two times), the Company may, upon notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate Revolving Committed Amount. Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Company and the Agent to increase its Revolving Commitment by a principal amount which bears the same ratio to the Increased Commitment as its then Revolving Commitment bears to the aggregate Revolving Commitment then existing.

Any Bank not responding within fifteen (15) days of receipt of such notice shall be deemed to have declined to increase its Revolving Commitment.

(b)        If any Bank party to this Agreement shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section, the Company may, within 10 days of the Banks’ response, designate one or more of the existing Banks or other financial institutions acceptable to the Agent and the Company which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Revolving Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement with a Revolving Commitment of not less than $10,000,000 pursuant to the terms of a new commitment agreement substantially in the form of Exhibit 2.6 (a “New Commitment Agreement”). The sum of the increases in the Revolving Commitments of the existing Banks pursuant to this subsection (b) plus the Revolving Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c)        Any increase in the Revolving Commitments pursuant to this Section 2.6 shall be subject to satisfaction of the following conditions:

(i)         before and after giving effect to such increase, all representations and warranties contained in Article IV shall be true;

(ii)        at the time of such increase, no Default or Event of Default shall have occurred and be continuing or would result from such increase, and no event shall have occurred and be continuing that with notice or lapse of time or both would constitute a Default or an Event of Default; and

(iii)      after giving effect to such increase, the aggregate amount of all increases in Revolving Commitments made pursuant to this Section 2.6 shall not exceed $20,000,000.

(d)        An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.6 shall become effective upon the receipt by the Agent of (i) an agreement in form and substance satisfactory to the Agent signed by the Company, by each Additional Bank and by each other Bank whose Revolving Commitments is to be increased, setting forth the new Revolving Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) Notes duly executed by the Company, equal in principal amount to the respective amounts of the Revolving Commitments of the Additional Banks and the Banks that increased their Revolving Commitments (in which event the original Notes held by the latter Banks shall be returned to the Company); (iii) such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Agent may reasonably request and (iv such evidence of the satisfaction of the conditions set forth in subsection (c) above as the Agent may reasonably request.

(e)        Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.6, within five Business Days in the case of Base Rate Loans then outstanding and at the end of the then current Interest Period with respect to LIBO Rate Loans then outstanding, the Company shall prepay or repay such Loans in their entirety and, to the extent the Company elects to do so and subject to the conditions specified in Article II, the Company shall reborrow Loans from the Banks in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Banks in such proportion.

Section 2.7   Letters of Credit.

(a)        Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require which are not inconsistent with this Agreement, from the Closing Date through the Maturity Date, the Issuing Bank shall issue, and the Banks shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Bank; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars, (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit and (v) no Letter of Credit shall be issued after the occurrence and during the continuance of a Default or an Event of Default. Except as otherwise expressly agreed upon by all the Banks, no Letter of Credit shall have an original expiry date more than two years from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000, or such lesser amount as the Company and the Administrative Agent shall agree.

(b)        Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Bank at least five (5) Business Days prior to the requested date of issuance. The Issuing Bank will promptly upon request provide to the Agent for dissemination to the Banks a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Bank will further provide to the Agent promptly upon request copies of the Letters of

Credit. The Issuing Bank will provide to the Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)        Participations. Each Bank, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any LOC Document, each such Bank shall pay to the Issuing Bank its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

(d)        Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Company and the Agent. The Company shall reimburse the Issuing Bank on the day of drawing under any Letter of Credit (with the proceeds of a Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Bank as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus 2% for so long as such amount shall be unreimbursed. Notwithstanding the foregoing, unless the Company shall immediately notify the Issuing Bank and the Agent of its intent to otherwise reimburse the Issuing Bank, the Company shall be deemed to have requested a Loan (a “Mandatory LOC Borrowing”) in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Company’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Bank, the Agent, the Banks, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the other Banks of the amount of any unreimbursed drawing and each Bank shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Bank from the Issuing Bank if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Bank does not pay such amount to the Issuing Bank in full upon such request, such Bank shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Bank pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Base Rate. Each Bank’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Repayment with Loans. On any day on which the Company shall have requested, or been deemed to have requested, pursuant to subsection (d) hereof, a Mandatory LOC Borrowing to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Banks that a Mandatory LOC Borrowing has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Mandatory LOC Borrowing comprised entirely of Base Rate Loans shall be immediately made (without giving effect to any termination of the Commitments pursuant to Article VIII) pro rata based on each Bank’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Article VIII). The proceeds of such Mandatory LOC Borrowing shall be paid by the Agent directly to the Issuing Bank for application to, or otherwise applied by the Agent to, the respective LOC Obligations. Each Bank hereby irrevocably agrees to make such Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Article VI are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Loan to be made by the time otherwise required in Section 2.2(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory LOC Borrowing should be less than the minimum amount for borrowings of Loans otherwise provided in Section 2.2(b), the Company shall pay to the Agent for its own account an administrative fee of $500. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Bank hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Bank shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Bank’s unfunded Participation Interest therein shall bear interest payable by such Bank to the Issuing Bank upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.

(f)         Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)        Uniform Customs and Practices. The Issuing Bank shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

Section 2.8   Fees.

(a)        Commitment Fee. In consideration of the Revolving Commitments, the Company agrees to pay to the Agent for the ratable benefit of the Banks a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin for the Commitment Fee per annum on the daily amount of the unused portion of the Revolving Committed Amount during the period from and including the Closing Date to but excluding the date on which the Revolving Commitment terminates. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof; provided that any Revolving Commitment Fee accruing after the date on which the Commitments terminate shall be payable on demand.

(b)        Letter of Credit Fees. In consideration of the LOC Commitments, the Company agrees to pay to the Issuing Bank a fee (the “Letter of Credit Fee”) equal to the Applicable Margin per annum for the Letter of Credit Fee on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Bank may charge, and retain for its own account without sharing by the other Banks, an additional facing fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Bank shall promptly pay over to the Agent for the ratable benefit of the Banks (including the Issuing Bank) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c)        Issuing Bank Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Bank for its own account without sharing by the other Banks the reasonable and customary charges from time to time of the Issuing Bank with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Bank Fees”).

(d)        Administrative Fee. The Company agrees to pay to the Agent the annual administrative fee as described in the Fee Letter.

Section 2.9   Commitment Reductions.

(a)        Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the aggregate Revolving Committed Amount of all of the Banks at any time or from time to time upon not less than five Business Days’ prior notice to the Agent (which shall notify the Banks thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $500,000 or a whole multiple of $250,000 in excess thereof and shall be irrevocable and effective upon receipt by the Agent, provided that no such reduction or termination of (i) the aggregate Revolving Committed Amount of all of the Banks shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Loans plus LOC Obligations would exceed the aggregate Revolving Committed Amount of all of the Banks.

(b)        Mandatory Reductions. The aggregate Revolving Committed Amount of all of the Banks shall be automatically and permanently reduced by an amount equal to 50% of the net cash proceeds received by the Company or any of its Subsidiaries from the issuance of any equity securities.

(c)        Commitment Termination Date. The Commitment shall automatically terminate on the Maturity Date.

Section 2.10   Prepayments.

(a)        Optional Prepayments. The Company shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of any Base Rate Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof and (ii) each partial prepayment of a LIBO Rate Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Company shall notify the Agent of such prepayment by written notice in the form of Exhibit 2.10 (a “Notice of Prepayment”). The Company shall give three Business Days’ irrevocable notice in the case of LIBO Rate Loans and one Business Day’s irrevocable notice in the case of Base Rate Loans, to the Agent (which shall notify the Banks thereof as soon as practicable). Amounts prepaid under this Section 2.10(a) shall be applied to the outstanding Loans as the Company may elect; provided however, each prepayment shall be applied first to Alternate Base Rate Loans and then to LIBO Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.10(a) shall be subject to Section 3.7, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loans not been prepaid or, at the request of the Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.

(b)        Mandatory Prepayments Revolving Committed Amount. If at any time after the Closing Date, the sum of the outstanding Loans plus outstanding LOC Obligations shall exceed the aggregate Revolving Committed Amount of all of the Banks, the Company immediately shall prepay the Loans and/or cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess. All amounts required to be paid pursuant to this Section 2.10(b) shall be applied as follows: (1) first, to the Loans and (2) second, to a cash collateral account in respect of outstanding LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBO Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.10(b) shall be subject to Section 3.7 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)        Hedging Agreements. Any prepayment made pursuant to this Section 2.10 shall not affect the Company’s obligations to continue making payments under any Hedging Agreement relating to the Loans hereunder between the Company and any Bank, or any Affiliate of a Bank, and any such Hedging Agreement shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

Section 2.11   Minimum Principal Amount of Tranches; Lending Offices.

All borrowings, payments and prepayments (other than amounts required to be paid pursuant to Section 2.10) in respect of Loans herewith shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Loans comprising any tranche shall be (a) with respect to LIBO Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof and (b) with respect to Base Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof.

Section 2.12   Default Rate and Payment Dates.

Upon the occurrence, and during the continuance, of an Event of Default, at the election of the Majority Banks, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, the Base Rate plus 2%).

Section 2.13   Conversion Options.

(a)        The Company may, in the case of Loans, elect from time to time to convert Base Rate Loans to LIBO Rate Loans, by giving the Agent at least three Business Days’ prior irrevocable written notice of such election. The Agent shall give prompt written notice to each Bank of any notice received by the Agent from the Company pursuant to this Section 2.13. A form of Notice of Conversion/Extension is attached as Exhibit 2.13. If the date upon which an Base Rate Loan is to be converted to a LIBO Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Base Rate Loan. All or any part of outstanding Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBO Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b)        Any LIBO Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.13(a); provided, that no LIBO Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBO Rate Loan, or the continuation of LIBO Rate Loans is not permitted hereunder, such LIBO Rate Loans shall be automatically converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto.

ARTICLE III
TAXES; PAYMENTS AND COMPUTATIONS, FEES.

Section 3.1   Computation of Interest and Fees.

(a)        Interest payable hereunder with respect to Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the Banks of each determination of a LIBO Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

(b)        Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Agent in determining any interest rate.

Section 3.2   Pro Rata Treatment and Payments.

(a)        Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Banks. Each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Company pursuant to Section 2.8, second, to interest then due and owing in respect of the Notes of the Company and, third, to principal then due and owing hereunder and under the Notes of the Company. Each payment on account of any fees pursuant to Section 2.8 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Letter of Credit retained by the Issuing Bank and the Issuing Bank Fees). Each payment (other than prepayments) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing in accordance with Section 2.10. Prepayments made pursuant to Section 3.5 shall be applied in accordance with such section.

Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.10(a) and each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.10(b). All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Article IX) and shall be made to the Agent for the account of the Banks at the Agent’s office specified in Article XV in Dollars and in immediately available funds not later than 1:00 P.M. (Charlotte, North Carolina time) on the date when due. The Agent shall distribute such payments to the Banks entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBO Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBO Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)        Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Bank on account of the obligations of the Company or any other amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Banks under the Loan Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of each of the Banks in connection with enforcing its rights under the Loan Documents or otherwise with respect to the obligations owing by the Company hereunder to such Bank;

FOURTH, to the payment of all of the obligations by the Company hereunder consisting of accrued fees and interest and including with respect to any Hedging Agreement between the Company and any Bank, or any Affiliate of a Bank, to the extent such Hedging Agreement is permitted by Section 7.9, any fees, premiums and scheduled periodic payments due under such Hedging Agreement;

FIFTH, to the payment of the outstanding principal amount of the Obligations owing by the Company hereunder and the payment or cash collateralization of the outstanding LOC Obligations and including with respect to any Hedging Agreement between the Company and any Bank or any Affiliate of a Bank, to the extent such Hedging Agreement is permitted by Section 7.9, any interest accrued thereon and any breakage, termination or other payments due under such Hedging Agreements and any interest accrued thereon;

SIXTH, to all other obligations owing by the Company hereunder and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Banks shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Extension of Credit and obligations outstanding under the Hedging Agreements (if any) permitted by Section 7.9 held by such Bank (and its Affiliates, in the case of Hedging Agreement obligations) bears to the aggregate then outstanding Extensions of Credit and obligations outstanding under the Hedging Agreements (if any) permitted by Section 7.9) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH”; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 3.2(b).

Section 3.3   Non-Receipt of Funds by the Agent.

(a)        Unless the Agent shall have been notified in writing by a Bank prior to the date a Loan is to be made by such Bank (which notice shall be effective upon receipt) that such Bank does not intend to make the proceeds of such Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent on such date, and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Company, and the Company shall, without in any way waiving any rights it may have against such defaulting Bank as a result of not making such amounts available to the Agent, pay such corresponding amount to the Agent within two (2) Business Days. The Agent shall also be entitled to recover from the Bank or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Company at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Bank at the Federal Funds Effective Rate.

(b)        Unless the Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Company does not intend to make such payment, the Agent may assume that such Company has made such payment when due, and the Agent may in reliance upon such assumption (but shall not be required to) make available to each Bank on such payment date an amount equal to the portion of such assumed payment to which such Bank is entitled hereunder, and if the Company has not in fact made such payment to the Agent, such Bank shall, on demand, repay to the Agent the amount made available to such Bank. If such amount is repaid to the Agent on a date after the date such amount was made available to such Bank, such Bank shall pay to the Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Agent to such Bank to the date such amount is recovered by the Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)        A certificate of the Agent submitted to the Company or any Bank with respect to any amount owing under this Section 3.3 shall be conclusive in the absence of manifest error.

Section 3.4   Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBO for such Interest Period, or (ii) the Majority Banks shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBO Rate does not adequately and fairly reflect the cost to such Banks of funding LIBO Rate Loans that the Company has requested be outstanding as a LIBO tranche during such Interest Period, the Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Banks at least two Business Days prior to the first day of such Interest Period. Unless the Company shall have notified the Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBO Rate Loans, any Loans that were requested to be made as LIBO Rate Loans shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBO Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by the Agent, no further Loans shall be made as, continued as, or converted into, LIBO Rate Loans for the Interest Periods so affected.

Section 3.5   Illegality.

Notwithstandingany other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Bank shall make it unlawful for such Bank or its LIBO Lending Office to make or maintain LIBO Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBO Lending Office the funds with which to make such Loans, (a) such Bank shall promptly notify the Agent and the Company thereof, (b) the commitment of such Bank hereunder to make LIBO Rate Loans or continue LIBO Rate Loans as such shall forthwith be suspended until the Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Bank’s Loans then outstanding as LIBO Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Base Rate Loans.

Section 3.6   Requirements of Law.

(a)        If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof, or in the case of any transferee of a Note, subsequent to the date of transfer:

(i)         shall subject such Bank to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for changes in the rate of tax on the overall net income of such Bank);

(ii)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)      shall impose on such Bank any other similar condition;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining LIBO Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Company shall promptly pay such Bank, upon its demand (which decrease shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank reasonably deems to be material as determined by such Bank with respect to its LIBO Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section (which certificate shall state that such amounts are being demanded of the Company by such Bank on a nondiscriminatory basis, consistent with other requests being made by such Bank in connection with other similar loans held by such Bank) submitted by such Bank, through the Agent, to the Company shall be conclusive in the absence of manifest error. Each Bank agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBO Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens reasonably deemed by such Bank in its sole discretion to be material.

(b)        If any Bank shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof (or in the case of any transferee of a Note, subsequent to the date of transfer) does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Bank in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Company shall pay to such Bank such additional amount as shall be certified by such Bank as being required to compensate it for such reduction (which certificate shall state that such amounts are being demanded of the Company by such Bank on a nondiscriminatory basis, consistent with other requests being made by such Bank in connection with other similar loans held by such Bank). Such a certificate (which shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) as to any additional amounts payable under this Section submitted by a Bank (which certificate shall include a description of the basis for the computation), through the Agent, to the Company shall be conclusive absent manifest error.

(c)        The agreements in this Section 3.6 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 3.7   Indemnity.

The Company hereby agrees to indemnify each Bank and to hold such Bank harmless from any funding loss (excluding any loss of anticipated profits) or reasonable expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Loan by such Bank in accordance with the terms hereof, (b) default by the Company in accepting a borrowing after the Company has given a notice in accordance with the terms hereof, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with the terms hereof, and/or (d) the making by the Company of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto (except if pursuant to Section 3.3(a)), in each case including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank or the termination of any other financial arrangement it may have entered into to fund or maintain or support such Bank’s portion of the Loan through the conclusion of the applicable Interest Period). A certificate as to any additional amounts payable pursuant to this Section submitted by any Bank, through the Agent, to the Company (which certificate must be delivered to the Agent within thirty (30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 3.8   Taxes.

(a)        All payments made by the Company hereunder or under any Note will be, except as provided in Section 3.8(b) or required by applicable law, made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Bank pursuant to the laws of the United States of America, the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located, any jurisdiction in which a Bank books as interest in any Note for tax accounting purposes, any jurisdiction to which the Company is directed to make payments, or, in each preceding case, any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required to be deducted or withheld by the Company (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8(a) such Bank receives an amount equal to the sum it would have received had no deductions been made, (ii) the Company shall make such deductions, and (iii) the Company shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law. The Company will furnish to the Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Company. The Company agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes that the Company failed to deduct and withhold, and which Taxes are paid by such Bank.

(b)        Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30)(c) of the Code) agrees to deliver to the Company and the Agent on or prior to the Closing Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.13(c) (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) or other applicable form certifying such Bank’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Bank agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 3.8(a), but subject to the immediately succeeding sentence, (x) the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code)

for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Company shall not be obligated pursuant to Section 3.8(a) hereof to make any payments to such Bank in respect of Taxes imposed by the United States if (I) such Bank has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 3.8(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (x) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence, the Company agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 3.8(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence solely as a result of any changes after the later of the Closing Date, the date on which such Bank acquires its respective interest in a Note or the date on which such Bank designates a new applicable lending office or principal office, in any applicable law, treaty, governmental rule or regulation governing the deduction or withholding of Taxes which precludes the affected Bank from providing to the Company U.S. I.R.S. forms establishing exemption therefrom.

(c)        Each Bank agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBO Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens reasonably deemed by such Bank in its sole discretion to be material.

(d)        If the Company pays any additional amount pursuant to this Section 3.8 with respect to a Bank, such Bank shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Bank shall have no obligation to use such reasonable efforts if it believes in good faith that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Bank receives such a refund or credit, such Bank shall pay to the Company an amount that such Bank reasonably determines is equal to the net tax benefit obtained by such Bank as a result of such payment by the Company. In the event that no refund or credit is obtained with respect to the Company’s payments to such Bank pursuant to this Section 3.8, then such Bank shall upon request provide a certification that such Bank has not received a refund or credit for such payments. Nothing contained in this Section 3.8 shall require a Bank to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 3.8(d) to the Company or any other party.

(e)        The agreements in this Section 3.8 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 3.9   Indemnification; Nature of Issuing Bank’s Duties.

(a)        In addition to its other obligations under Section 2.7, the Company hereby agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)        Subject to Section 3.9(e), as between the Company and the Issuing Bank, the Company shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit, so long as the Issuing Bank acts with reasonable care in connection therewith; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v)  errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(c)        Subject to Section 3.9(e), in furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Company. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(d)        Nothing in this Section 3.9 is intended to limit the reimbursement obligation of the Company contained in Section 2.7(d). The obligations of the Company under this Section 3.9 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Agreement.

(e)        Notwithstanding anything to the contrary contained in this Section 3.9, the Company shall have no obligation to indemnify any Issuing Bank in respect of any liability incurred by such Issuing Bank arising out of the gross negligence or willful misconduct of the

Issuing Bank (including action not taken by an Issuing Bank), as determined by a court of competent jurisdiction or a final arbitration ruling.

ARTICLE IV
REPRESENTATIONS AND WARRANTIS

The Company hereby represents and warrants to the Banks and the Agent as follows:

Section 4.1   Corporate Existence.

(a)        The Company (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has adequate power and authority and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged; and (iii) is qualified, licensed, admitted or approved to do business as a foreign business entity in each jurisdiction wherein the character of the properties owned or held under lease by it, or the nature of the business conducted by it, makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)        The Company has adequate power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make all of the borrowings contemplated by this Agreement.

Section 4.2   Subsidiaries.

The Company has no Subsidiaries other than those Subsidiaries listed on Schedule 4.2(a) and such other Subsidiaries established by the Company from time to time in accordance with Section 7.33. The corporate and capital structure of the Company is set forth on Schedule 4.2(b).

Section 4.3   Authority, Etc.

The execution and delivery by the Company of each of the Loan Documents to which it is or is to become a party, the performance by the Company of all of its agreements and obligations under each of such documents and the making by the Company of all of the borrowings contemplated by this Agreement as and when such borrowings are made, have been duly authorized by all necessary action on the part of the Company and its shareholders and do not (i) contravene any provision of its charter or by-laws, (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its property under, any agreement, trust deed, indenture, mortgage or other instrument to which it is or may become a party or by which it or any of its property is or may become bound or affected, (iii) violate or contravene any provision of any law, regulation, order or judgment of any court or governmental or regulatory, bureau, agency or official except where such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iv) require any waivers, consents or approvals by any of the creditors of the Company, (v) require any consents or approvals by any shareholders of the Company (except such as will be duly obtained on or prior to the Closing Date and will be in full force and effect on and as of the Closing Date), or (vi) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any applicable law, except those actions which have been taken or will be taken prior to the Closing Date or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.4   Binding Effect Of Documents, Etc.

The Company has duly executed and delivered each of the Loan Documents to which it is a party and each of such documents is in full force and effect. The agreements and obligations of the Company contained in each of the Loan Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.5   No Events Of Default, Etc.

No Event of Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing, and no condition exists within the knowledge of the Company which would, with notice or the lapse of time, or both, constitute an Event of Default.

Section 4.6   Title To Properties; Leases.

Except as indicated on Schedule 4.6 hereto, the Company and its Subsidiaries own all of the assets reflected in the balance sheet of the Company as at December 31, 2002, or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no mortgages, leases, liens or other encumbrances except those permitted by Section 7.11 hereof.

Section 4.7   Financial Statements.

The Company has delivered to the Agent and the Banks (a) the balance sheets and related statements of income and of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, audited by Arthur Andersen & Co. for the fiscal years ended December 31, 2000 and December 31, 2001 and KPMG for the fiscal year ended December 31, 2002, (b) a company-prepared unaudited balance sheet and related statement of income for the three months ending March 31, 2003, (c) a pro form a balance sheet as of April 30, 2003 reflecting the closing of the transactions contemplated hereby, (d) balance sheets and related statements of income for each of the Company’s Health

Care Facilities which is leased to UHS, in each case for the year ended December 31, 2002 and (e) the three-year projections of the Company which have been prepared in good faith based upon reasonable assumptions. The financial statements referred to in clauses(a) and (b) above are complete and correct in all material respects and present fairly the financial condition of the Company and its Subsidiaries as of such dates. The financial statements referred to in clauses (a) and (b) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

Section 4.8   No Material Changes, Full Disclosure, Etc.

Since December 31, 2002, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect. No representation or warranty made by the Company in this Agreement, the other Loan Documents or in any agreement instrument, document, certificate, statement or letter furnished to the Banks or the Agent by or on behalf of the Company in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Except as disclosed in writing to the Banks and the Agent, there is no fact known to the Company or its Subsidiaries which, in the Company’s reasonable belief, has had or could be reasonably expected to have a Material Adverse Effect.

Section 4.9   Permits; Patents; Copyrights.

The Company and is Subsidiaries possess all franchises, patents, copyrights, trademarks, tradenames, licenses and permits and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others.

Section 4.10   Litigation.

There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Company or any of its Subsidiaries or against any of their properties or revenues before any court, tribunal or administrative agency or board which, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 4.11   Compliance With Other Instruments, Laws, Etc.

Neither the Company nor any of its Subsidiaries is in violation of any provision of its declaration of trust (or corporate charter or similar document) or by-laws or any agreement or instrument by which it or any of its properties may be bound or any decree, order, judgment, or, to the knowledge of the Company’s officers, any statute, license, rule or regulation, including without limitation, the provisions of the Code and related regulations governing real estate investment trusts, ERISA and environmental laws, in a manner which could result in the imposition of substantial penalties or could be reasonably expected to have a Material Adverse Effect.

Section 4.12   Tax Status.

The Company and its Subsidiaries have made or filed all federal and state income and, all other material tax returns, reports and declarations required by any jurisdiction to which it is subject; and has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.13   Holding Company And Investment Company Acts.

Neither the Compan nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Indebtedness hereunder.

Section 4.14   Absence Of Financing Statements, Etc.

Except as indicated on Schedule 7.11(e) hereto, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document executed by the Company or any of its Subsidiaries filed or recorded with any filing records, registry, or other public office of any jurisdiction, which purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or rights thereunder.

Section 4.15   Certain Transactions.

Except for arm’s length transactions pursuant to which the Company or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries having a value in excess of $250,000 (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.16   Pension Plans.

Neither the Company nor any of its Subsidiaries maintains nor contributes to any Pension Plan.

Section 4.17   Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Company does not own “margin stock” except as identified in the financial statements of the Company delivered to Agent pursuant to Section 7.3 and the aggregate value of all “margin stock” owned by the Company does not exceed 25% of the value of its assets.

Section 4.18   Environmental Matters.

(a)        To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except to the extent such violation or liability could not reasonably be expected to have a Material Adverse Effect.

(b)        To the best knowledge of the Company, (i) the Properties and all operations of the Company at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Laws with respect to the Properties or the business operated by the Company (the “Business”) except to the extent such noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

(c)        Except as set forth on Schedule 4.18, the Company has not received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)        To the best knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to material liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to material liability under, any applicable Environmental Law.

(e)        No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)         To the best knowledge of the Company, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to material liability under Environmental Laws.

Section 4.19   Use of Proceeds.

The proceeds of the Loans and Letters of Credit shall be used solely by the Company as follows:

(a)         with respect to the Loans, (i) to refinance certain existing indebtedness of the Company, (ii) to pay any fees and expenses, (iii) to provide for the working capital and general corporate requirements of the Company and its Subsidiaries (including to make Investments permitted by Section 7.25(e)), (iv) to provide mortgage and construction financing permitted by Sections 7.26 and 7.27, (v) to make Distributions permitted by Section 7.24, and (vi) for other general corporate purposes.; and

(b)        the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

Section 4.20   Indebtedness.

Except as otherwise permitted under Sections 7.9, the Company and its Subsidiaries have no Indebtedness.

Section 4.21   Solvency.

The fair saleable value of the assets of the Company and its Subsidiaries, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. The Company and its Subsidiaries, taken as a whole, do not (a) have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) have incurred, or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

Section 4.22   Investments.

All Investments of the Company and its Subsidiaries are Investments permitted under Section 7.26.

Section 4.23   Labor Matters.

There are no collective bargaining agreements or multiemployer plans covering the employees of the Company or any of its Subsidiaries as of the Closing Date and neither the Company nor any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, or (ii) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, before any Governmental Authority.

Section 4.24   Accuacy and Completeness of Information.

All factual information (which does not include projections) heretofore, contemporaneously or hereafter furnished by or on behalf of the Company or any of its Subsidiaries or the Agent or any Bank for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Company which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company furnished to the Agent and/or the Banks, or in any certificate, opinion or other written statement made or furnished by the Company to the Agent and/or the Banks.

Section 4.25   Material Contracts.

Schedule 4.25 sets forth a true and correct and complete list of all Material Contracts currently in effect. All of the Material Contracts are in full force and effect and no material defaults currently exist thereunder.

Section 4.26   Insurance.

The present insurance coverage of the Company and its Subsidiaries and of the lessees of each Health Care Facility is outlined as to carrier, policy number, expiration date, type and amount on Schedule 4.26 and such insurance coverage complies with the requirements set forth in Section 7.18.

ARTICLE V
EFFECTIVE DATE

Section 5.1   Conditions Precedent to Closing. This Agreement shall be effective as of the date on which all of the conditions set forth below shall have been satisfied or waived in writing by the Agent and each of the Banks:

(a)        Execution of Agreement. Each Bank, the Agent and the Company shall have executed and delivered this Agreement.

(b)        Corporate Documents. The Agents shall have received from the Company:

(i)         a certificate of recent date of the Secretary of State of Maryland as to the good standing of the Company and a certificate of recent date of the Secretary of State of each foreign jurisdiction in which the company is qualified as a foreign corporation, unless the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(ii)        a certificate from the President, Chief Financial Officer or Treasurer of the Company certifying that the representations and warranties of the Company set forth herein are true and correct as of the date hereof;

(iii)      a certificate from the Secretary or an Assistant Secretary of the Company certifying as to the declaration of trust and bylaws of the Company and the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement;

(iv)      an incumbency certificate from the Secretary or an Assistant Secretary of the Company certifying to the signatures and status of the officers signing this Agreement;

(v)        Notes, each duly executed by the Company and dated the Closing Date, equal in principal amount to the respective amounts of the Commitments; and

(vi)      an opinion of the general counsel for the Company, substantially in the form of Exhibit 5.1(b)(vi) hereto and otherwise satisfactory to the Agent and the Banks.

(c)        Arranger Fee. The Company shall have paid to the Wachovia Securities, Inc., all structuring and arrangement fees due and payable to such Arranger.

(d)        Fees. The Company shall have paid to the Banks and the Agent all fees due and payable pursuant to the Fee Letter and Section 2.8 and any other fees required to be paid prior to or on the Closing Date in connection with the execution and delivery of this Agreement, together with all legal fees and expenses incurred by the Agent in connection with this Agreement.

(e)        Proceedings And Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto shall be in form and substance reasonably satisfactory to the Agent and the Agent shall have received (with copies for each Bank) all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested.

(f)         Consents. The Company shall have provided to the Agent evidence satisfactory to the Agent that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect.

(g)        Corporate Structure and Other Matters. The corporate, capital and ownership structure of the Company and its Subsidiaries shall be as described on Schedule 4.2 and shall otherwise be satisfactory to the Agent and the Banks.

(h)        No Material Adverse Change. No material adverse change shall have occurred in the business, properties, prospects, operations or condition (financial or otherwise) of the Company or any of its Subsidiaries.

(i)         No Material Litigation. There shall be no material pending or threatened litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Company or any of its Subsidiaries.

(j)         Repayment of Existing Indebtedness. All of the existing indebtedness for borrowed money of the Company and its Subsidiaries shall be repaid in full and all liens relating thereto extinguished on or prior to the Closing Date other than Non-Recourse Debt and the Indebtedness set forth on Schedule 7.9.

(k)        Due Diligence. The Agent and Arranger shall have completed in form and scope satisfactory thereto their business, legal, financial and environmental due diligence on the Company and its Subsidiaries (including due diligence related to management, strategy, material customers and contracts) and shall be satisfied with the corporate and capital structure of the Company and its Subsidiaries in all material aspects.

(l)         Financial Statements. All financial statements referred to in Section 4.7 shall have been received by the Agent and shall be in form and substance satisfactory to the Agent and the Banks.

(m)      Insurance. The Agent shall have received a report from an insurance appraiser regarding the insurance status and coverage of the Company and its Subsidiaries in form, scope and substance satisfactory to the Agent.

(n)        Solvency. The Agent shall have received a certificate from the Company executed by the Chief Financial Officer as to the financial condition, solvency and related matters of the Company, in each case after giving effect to the initial borrowings under the Loan Documents, in substantially the form of Exhibit 5.1(n).

(o)        Maximum Debt to Total Capital. The Agent shall have received evidence from the Company that demonstrates that the ratio of Debt to Total Capital as of the Closing Debt after giving effect to the Loans on a pro forma basis does not exceed .55 to 1.0.

(p)        Account Designation Letter. The Agent shall have received the executed Account Designation Letter in the form of Exhibit 1.1-1 hereto.

(q)        Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(r)         Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending or threatened with respect to the Company or any of the Subsidiaries.

(s)         Officer’s Certificates. The Agent shall have received a certificate executed by a the President, Chief Financial Officer or Treasurer of the Company as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Company or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Agreement (including the initial Loans made and Letters of Credit issued hereunder), the other Loan Documents and all the transactions contemplated herein and therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, and (C) the Company is in compliance with each of the financial covenants set forth in Section 7.5 – 7.9 on a pro forma basis, and demonstrating compliance with such financial covenants.

(t)         Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and its counsel.

ARTICLE VI
CONDITIONS TO LOANS

Section 6.1   Conditions To Loans.

The obligation of the Banks to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent:

(a)        Legality Of Transactions. It shall not be unlawful (a) for any Bank to perform any of its agreements or obligations under any of the Loan Documents to which such Bank is a party on the Drawdown Date of such Loan or (b) for the Company to perform any of its material agreements or obligations under any of the Loan Documents to which the Company is a party on such date.

(b)        Representations And Warranties. Each of the representations and warranties made by or on behalf of the Company to the Banks in this Agreement, any other Loan Document or which are contained in any certificate furnished at any time under or in connection herewith or incorporated by reference herein or therein shall be true and correct in all material respects when made and shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Company’s Notice of Borrowing for such Loan and on and as of the Drawdown Date of such Loans and shall be true and correct in all material aspects on and as of each of such dates (except for those which express by relate to an earlier date, which shall be true and correct in all material respects as of the date made.

(c)        Performance, Absence Of Default, Etc. The Company shall have duly and properly performed, complied with and observed in all material respects each of its covenants, agreements and obligations contained in Section 7 hereof, and shall have duly and properly performed, complied with and observed in all material respects its covenants, agreements, and obligations in all other articles of this Agreement and any of the other Loan Documents to which it is a party or by which it is bound on the Drawdown Date for such Loan and no Default or an Event of Default shall have occurred and be continuing on such date after giving effect to the borrowing to be made on the Drawdown Date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(d)        Material Adverse Change. There shall have been no material adverse change in the financial condition, assets, nature of the assets or operations of the Company and its Subsidiaries taken as a whole since the date of the most recent annual audited financial statements of the Company delivered pursuant to Section 7.3(a).

(e)        Notice Of Borrowing. The Company shall provide the Agent and the Banks with a Notice of Borrowing.

(f)         Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof),

(i) the sum of outstanding Loans plus outstanding LOC Obligations shall not exceed the aggregate Revolving Committed Amount of all of the Banks, and (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount.

(g)        Additional Conditions to Extensions of Credit. If such Extension of Credit is made pursuant to Article II, all conditions set forth in such Article shall have been satisfied.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company covenants and agrees that, so long as any portion of any Loan or Note or Letter of Credit is outstanding or the Banks have any obligation to make any Loan or issue any Letter of Credit hereunder, unless the Banks otherwise agree, in writing:

Section 7.1   Punctual Payment.

The Company will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Commitment Fees, fees associated with the closing of this Agreement, any other fees payable in connection herewith and any other amounts payable hereunder, all in accordance with the terms of this Agreement, the Notes, and the LOC Documents.

Section 7.2   Legal Existence, Etc.

The Company will maintain its legal existence as a real estate investment trust and qualify as such under the Code and will maintain its good standing under the laws of its jurisdiction of organization, maintain its qualification to do business in each state in which the failure to do so could reasonably be expected to have a Material Adverse Effect, and maintain all of its rights and franchises reasonably necessary to the conduct of its business. The Company will furnish to the Agent and each Bank copies of all amendments to its declaration of trust, by-laws or other organizational documents promptly upon their adoption by the Company or its shareholders. The Company and its Subsidiaries taken as a whole will continue to engage in business of the same general type as now conducted by it on the Closing Date.

Section 7.3   Financial Statements, Etc.

The Company will deliver to the Agent and each Bank:

(a)        Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of income and retained earnings and of cash flows of the Company and its Consolidated Subsidiaries for such year, including the notes thereto and audited, except with respect to the consolidating statements, by KPMG, in each case setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without qualification and accompanied by a report and a certificate of KPMG or other firm of independent certified public accountants selected by the Company and acceptable to the Agent or other firm of independent certified public accountants selected by the Company and acceptable to the Agent reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)        Quarterly Financial Statements. Within 45 days after the end of each fiscal quarter of the Company, other than the final quarter in a fiscal year, (i) unaudited company-prepared consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries, as of the end of such period and related statements company prepared consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case, setting forth in comparative form consolidated and consolidating figures for the period or periods in the preceding fiscal year (subject to normal year-end audit adjustments) and including management discussion and analysis of operating results in comparative form;

(c)        Annual Budget Plan. As soon as available, but in any event within sixty (60) days of the end of each fiscal year, a copy of the detailed annual operating budget and cash flows or plan of the Company for the then fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Agent and the Majority Banks, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

(d)        Compliance Certificate. At the delivery of each quarterly and annual financial statement delivered pursuant to clauses (a) and (b) above, a compliance certificate, substantially in the form of Exhibit 7.3(d) hereto, showing compliance by the Company with the covenants set forth in Sections 7.5-7.9 hereof, together with a calculation showing the ratio of Debt to Total Capital as of the end of such quarter;

(e)        Officer’s Certificate. At the time of delivery of each quarterly and annual statement, a certificate, executed by the chief executive officer or Chief Financial Officer or Treasurer of the Company, stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by the Company during such quarter or at the end of such year or, if such officer has such knowledge, specifying each Default and the nature thereof;

(f)         Management Letters. Promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to the Company by its independent accountants in connection with any annual or interim audit of the Company made by such accountants;

(g)        SEC Reports, Etc. As soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of such other financial statements and reports sent by the Company to its shareholders, copies of all press releases, and copies of all regular and periodic reports which the Company may be required to file with the Securities and Exchange Commission (including any certifications required under The Sarbanes-Oxley Act of 2002) or any similar or corresponding governmental commission, department or agency substituted therefor;

(h)        Prospectus Update. Promptly after the effective date, copies of any new, revised or updated prospectus used by the Company to effect sales of its shares; and

(i)         Other Matters. With reasonable promptness, such other information related to the Company as the Agent or any Bank may reasonably request in writing.

All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 7.4   Health Care Facilities - Financial Statements, Etc.

The Company will use its best efforts to obtain from each operator of a Health Care Facility leased by the Company or on which the Company holds a Mortgage Loan, a consent to deliver to the Agent and each Bank copies of the financial statements, notices and information described in (a), (b) and (d) below. The Company will deliver to the Agent and each Bank:

(a)        upon the later of receipt by the Company or, in the case of quarterly information, 45 days after the close of the quarter, or in the case of annual information, 90 days after the close of the year, copies of any quarterly or annual balance sheets and statements of income of any operator of any Health Care Facility leased by the Company or on which the Company holds a Mortgage Loan and copies of any quarterly or annual balance sheets and statements of income of any Person which is a guarantor of any such lease or loan, including in each case a calculation by the Chief Financial Officer or Treasurer of the Company of the applicable Facility Coverage Ratio;

(b)        promptly upon receipt thereof by the Company, any notice of deficiency with respect to any of its Health Care Facilities from any governmental authority, licensing board or agency, or any notice of any inquiry, proceeding, investigation, or other action with respect to any of its Health Care Facilities, including, without limitation, any notice from any federal, state or local environmental agency or board of potential liability, that could materially affect the financial condition, properties or business of the Company;

(c)        upon request, an appraisal, made at the Company’s expense (except as limited hereby) in form and substance satisfactory to the Agent, of any Health Care Facility of the Company (other than those leased to UHS or a UHS Subsidiary) that has a Facility Coverage

Ratio of less than 1.6 to 1.0 for the most recent four fiscal quarters; provided that the Company shall not be required to pay for more than one appraisal of any single Health Care Facility during any period of twenty-four (24) consecutive months; and

(d)        with reasonable promptness, such other information related to the operators of such Health Care Facilities as the Agent or any Bank may reasonably request in writing.

Section 7.5   Tangible Net Worth.

The Company will maintain at all times (but which shall be calculated only for the last day of each fiscal quarter) Tangible Net Worth of not less than $115,000,000 plus 50% of the net proceeds received by the Company or any of its Subsidiaries from any issuance of equity securities.

Section 7.6   Ratio Of Debt To Total Capital.

The Company will not permit the ratio of Debt of the Company and its Subsidiaries to Total Capital to exceed .55 to 1.0 as of the last day of each fiscal quarter of the Company.

Section 7.7   Debt Service Coverage Ratio.

The Company will not permit the Debt Service Coverage Ratio to be less than 1.25 to 1.0 as of the last day of each fiscal quarter of the Company.

Section 7.8   Debt To Cash Flow Available For Debt Service.

The Company will not permit the ratio of Debt of the Company and its Subsidiaries to Cash Flow Available for Debt Service of the Company and its Subsidiaries (for the four most recently ended fiscal quarters) to be greater than 3.5 to 1.0 as of the last day of each fiscal quarter of the Company.

Section 7.9   Indebtedness.

The Company will not, nor will it permit any Subsidiary to, incur or permit to exist or remain outstanding any Indebtedness to any Person provided, however, that the Company and its Subsidiaries may incur or permit to exist or remain outstanding:

(a)        Indebtedness of the Company arising under this Agreement or the other Loan Documents;

(b)        Indebtedness in respect of taxes, including withholding and payroll taxes, assessments, governmental charges or levies, and claims for labor, materials and supplies to the extent that payment therefor is not at the time required to be made in accordance with the provisions of Section 7.20;

(c)        Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Company or any of its Subsidiaries provided that the aggregate principal amount of all such Indebtedness shall not exceed the lesser of (i) 100% of the aggregate cost, to the Company or such Subsidiary of the real or personal property so acquired and (ii) the fair market value of such acquired property, determined on or about the time of such acquisition on the basis of an MAI appraisal or such other valuation method as may from time to time be acceptable to the Majority Banks (it being understood that an MAI appraisal shall be a valuation method which is acceptable to the Majority Banks) and further provided that after giving effect to such Indebtedness the Company would be in compliance with Section 7.9;

(d)        Indebtedness in respect of leases of real and personal property by the Company and its Subsidiaries provided that the aggregate amount due is not greater than $2,000,000 in any one fiscal year;

(e)        Non-Recourse Debt;

(f)         Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g)        Indebtedness outstanding on the date of this Agreement and described on Schedule 7.9 of such Agreement (and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension); and

(h)        Indebtedness incurred after the date hereof which is secured by a mortgage, pledge, security interest or other lien or encumbrance on any of its property provided that (i) the ratio of unsecured Indebtedness of the Company and its Subsidiaries including, without limitation, the Loans hereunder, to the sum of the Facility Cash Flow Available for Debt Service generated by the operation of all the Unencumbered Properties for the four fiscal quarters of the Company then most recently ended shall not exceed 2.5 to 1.0 and (ii) the aggregate amount of all such secured Indebtedness shall not exceed $20,000,000.

Section 7.10   Security Interests And Liens; Negative Pledge.

The Company will not, nor will it permit any of its Subsidiaries to, create or permit to exist any mortgage, pledge, security interest or other lien or encumbrance on any of their respective properties except:

(a)        liens arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

(b)        liens of carriers, warehousemen, mechanics and materialmen and other like liens;

(c)        pledges or deposits made in connection with workmen’s compensation, unemployment or other insurance, old age pensions, or other Social Security benefits, and good faith deposits in connection with tenders, contracts or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds and other similar obligations;

(d)        such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially impair the property affected thereby for the purpose for which it was acquired;

(e)        liens existing on the date of this Agreement and described on Schedule 7.11(e) of such Agreement and purchase money security interests in or purchase money mortgages on, or mortgages given in connection with the contemporaneous refinancing of, real property acquired after the date hereof to secure purchase money indebtedness of the type incurred in connection with the acquisition or refinancing of such property, which security interests or mortgages cover only the real or personal property so acquired or refinanced and proceeds thereof and reasonable attachments and accessions thereto; and

(f)         liens permitted by Section 7.9.

Section 7.11   No Further Negative Pledge.

The Company will not, nor will it permit any of its Subsidiaries to, enter into any commitment or agreement with any other party that limits or impairs the ability of the Company or any of its Subsidiaries to grant security interests, liens or mortgages in favor of the Banks, except that this Section 7.11 shall not be deemed to prohibit the granting of any lien permitted by Section 7.9.

Section 7.12   Guarantees.

The Company will not, nor will it permit any of its Subsidiaries to, guarantee or otherwise in any way become or be responsible for indebtedness or obligations (including working capital maintenance, take-or-pay contracts, etc.) of any other Person, contingently or otherwise, except:

(a)        the endorsement of negotiable instruments of deposit in the normal course of business;

(b)        guarantees by the Company or a Subsidiary issued to secure Indebtedness permitted by Sections 7.9; and

(c)        guarantees (other than those described in (a) and (b) of this Section) made in the ordinary course of business which shall not at any time exceed $2,000,000 in the aggregate.

Section 7.13   Notice Of Litigation And Judgments.

The Company will give notice to the Agent and each of the Banks in writing, in form and detail satisfactory to the Banks, within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party involving an uninsured or unindemnified claim of more than $500,000 against the Company or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Company will give notice, in writing, in form and detail satisfactory to the Banks, within ten (10) Business Days of any judgment, final or otherwise, against the Company or any of its Subsidiaries in an amount in excess of $500,000.

Section 7.14   Notice Of Defaults; Material Adverse Effect.

(a)        The Company will give notice to the Agent and each of the Banks immediately upon becoming aware of the occurrence of any Default or Event of Default under this Agreement. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Company or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such claimed default has potential total liability in excess of $500,000 the Company shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.; and

(b)        The Company will give notice to the Agent and each of the Banks immediately upon becoming aware, but in any event within five (5) Business Days, of the occurrence of any event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 7.15   Notices With Regard To Health Care Operators.

The Company will give notice to the Agent and each of the Banks, and will provide information to the Agent and each of the Banks, of the types set forth in Sections 7.13 and 7.14 hereof as to each operator of Health Care Facilities owned by the Company or on which the Company holds a mortgage, provided, that such operator consents in writing to the release of such information. The Company will use its best efforts to acquire the written consent of each operator for the release of such information.

Section 7.16   Books And Records.

The books and records relating to the financial affairs of the Company and its Subsidiaries shall at all times be maintained in accordance with GAAP consistently applied.

Section 7.17   Maintenance Of Properties.

The Company shall maintain (or cause to be maintained) and shall cause each of its Subsidiaries to maintain (or cause to be maintained) each of its properties in good physical condition and shall make (or cause to be made) all necessary repairs, replacements and renewals thereon.

Section 7.18   Insurance.

The Company will require that the lessees of its properties maintain at all times with financially sound and reputable insurers insurance with respect to their properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with sound business practices and reasonably satisfactory to the Agent. Without limiting the foregoing, the Company will cause such lessees to (i) keep all of its physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Company and business interruption insurance. In the event that any lessee shall fail to maintain such insurance, the Company will maintain such insurance. The Company will notify the Agent and each Bank of any cancellation of any such insurance. Evidence of all renewals or replacements of such insurance from time to time in force, satisfactory to the Agent shall be delivered to the Agent before the expiration date of the then current insurance.

Section 7.19   Taxes.

The Company will pay all taxes or other assessments or governmental charges or levies imposed upon it or upon its income or profits or upon its property prior to the time when any penalties or interest (except interest during extensions of time for filing of federal income tax returns not in excess of six months) accrue with respect thereto, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property unless, in any such case, the amount, applicability or validity of such amounts is contested in good faith by appropriate proceedings and other appropriate action and an adequate reserve therefor has been established and is maintained in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, also pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

Section 7.20   Compliance With Laws, Contracts, And Licenses.

The Company will, and will cause each of its Subsidiaries to (i) comply with all laws, including CERCLA and Environmental Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the Company’s or Subsidiary’s noncompliance with which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the provisions of the Code and related regulations governing real estate investment trusts, as the same may be as amended and in effect from time to time and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or judicial, administrative or governmental authority which may be or may become necessary in order that it perform in all material respects all of its obligations under this Agreement or the other Loan Documents and in order that the same may be valid and binding and effective in accordance with their terms and in order that the Banks may be able freely to exercise and enforce any and all of their rights under this Agreement or the other Loan Documents, (iii) comply with the provisions of its charter documents and by-laws and (iv) comply with all agreements and instruments by which it or any of its properties may be bound.

Section 7.21   Access.

The Company will, and will cause each of its Subsidiaries to, permit any Bank, by its representatives and agents, to inspect any of the properties, including, without limitation, corporate books, computer files and tapes and financial records of the Company and its Subsidiaries to examine and make copies of the books of accounts and other financial records of the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate.

Section 7.22   ERISA Compliance.

Neither the Company nor any of its Subsidiaries will permit any employee pension benefit plan (as that term is defined in Section 3 of ERISA) maintained by the Company to (x) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, that is likely to result in a material liability for the Company; or (y) incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not waived; or (z) terminate any such benefit plan in a manner which could result in the imposition of a lien or encumbrance on the assets of the Company pursuant to Section 4068 of ERISA.

Section 7.23   Reserves.

The Company will, and will cause each of its Subsidiaries to, maintain reserves, appropriate for the Company and its Subsidiaries, for depreciation, taxes and other expenses or liabilities in accordance with GAAP.

Section 7.24   Distributions.

Neither the Company nor any of its Subsidiaries will make any Distributions other than (a) Distributions required by the Code and related regulations governing real estate investment trusts, (b) Distributions by a Subsidiary to the Company and (c) Distributions to shareholders in excess of the amounts permitted by clause (a) above provided that no Default or Event of Default then exists or would result from such payment; provided, however, in no event may the Company make any Distributions with respect to any fiscal year that exceed ninety-five percent (95%) of the Company’s Cash Available for Distributions for such fiscal year unless and to the extent that such Distributions are required to be made by the Code and related regulations governing real estate investment trusts.

Section 7.25   Investments.

Neither the Company nor any of its Subsidiaries will make or maintain any Investment, except for Investments which consist of:

(a)        obligations having an original maturity of not greater than three years issued or guaranteed as to principal and interest by the United States of America;

(b)        certificates of deposit issued by any of the Banks or any other bank organized under the laws of the United States of America or any state thereof and having capital and unimpaired surplus of at least $50,000,000 or of foreign subsidiaries of such banks;

(c)        commercial paper or finance company paper which is rated not less than BBB or its equivalent by Standard & Poor’s Corporation or Moody’s Investor Services, Inc.;

(d)        repurchase agreements secured by any one or more of the Investments permitted by paragraphs (a), (b) or (c) above;

(e)        Direct or indirect Investments in domestic (United States) Health Care Facilities which Investments either (i) existed on December 31, 2002, or (ii) were or are made after such date, provided that no Investment in any one Health Care Facility made after such date shall be made or maintained with respect to any Health Care Facility the acquisition cost of which exceeds the lesser of $20,000,000 or the fair market value of the acquired property, determined on the basis of an MAI appraisal or such other valuation method as may from time to time be acceptable to the Majority Banks. Any indirect Investment shall be restricted to an Investment made by the Company in a Person engaged exclusively in the business of owning or operating domestic Health Care Facilities and in which the Company has an equity interest of at least 25%.

(f)         Mortgage Loans permitted by Section 7.26; and

(g)        Construction Loans permitted by Section 7.27.

Section 7.26   Mortgage Loans.

The Company will not permit at any time the aggregate outstanding principal amount of the Mortgage Loans held by the Company and its Subsidiaries to exceed $30,000,000 and will not make any Mortgage Loan in an original principal amount in excess of $20,000,000. In no event may the Company or any of its Subsidiaries provide any Mortgage Loan to any Person except on a full recourse basis to an owner or operator of a domestic (United States) Health Care Facility and except upon using the Company’s best efforts to obtain the agreement and consent of such Person to provide its quarterly and annual balance sheets and income statements to the Company or to the its Subsidiary for delivery to the Agent and each Bank.

Section 7.27   Construction Loans.

(a)        In the event that any portion of the Loans is to be used by the Company to finance the construction of Health Care Facilities, the Company will monitor such construction to insure that all approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under any law, ordinance, code, order, rule or regulation of any governmental authority, or under the terms of any restriction, covenant or easement affecting the construction project, or otherwise necessary, for the ownership and acquisition of the subject properties and the improvements thereon, the construction and equipping of the improvements being constructed on the subject properties, and the use, occupancy and operation of the construction project as a Health Care Facility following completion of construction of the improvements on the subject property, have been obtained, whether from a governmental authority or other Person. Further, the Company will give notice to the Agent and each of the Banks immediately after becoming aware that any construction project will likely not be completed in a timely manner or on budget. The Company shall from time to time deliver such further information and take such further action as may be reasonably requested by the Agent or any Bank to effect the purposes of this Section 7.27.

(b)        The Company will not permit at any time the aggregate outstanding principal amount of Construction Loans to exceed $15,000,000. In no event may the Company provide any Construction Loans to any Person except on a full recourse basis to an owner or operator of a domestic (United States) Health Care Facility and except upon using the Company’s best efforts to obtain the agreement and consent of such Person to provide its quarterly and annual balance sheets and income statements to the Company for delivery to the Agent and each Bank.

Section 7.28   Environmental Audits.

The Company will not make any Investment, Mortgage Loan or Construction Loan otherwise permitted by Section 7.25(e), 7.26 or 7.27, respectively, unless the Company shall have first received a Phase I environmental audit report with respect to the property involved, which audit shall have been conducted not earlier than twenty-four (24) months prior to the date of the transaction, a copy of such audit shall have been furnished to the Banks, and such audit shall not have reported or uncovered any environmental matters which could have a material adverse effect on such property or on the financial condition, properties or business of the Company.

Section 7.29   Merger, Consolidation And Disposition Of Assets.

Neither the Company, nor any of its Subsidiaries, will at any time merge or consolidate with or into any Person or sell or otherwise dispose of any Health Care Facility of the Company leased to UHS or to a UHS Subsidiary, except (i) that the Company may sell, if after giving effect to such sale no Default or Event of Default exists or would result as a consequence thereof, any Health Care Facility of the Company leased to UHS or to a UHS Subsidiary so long as such Health Care Facilities do not in the aggregate account for more than 5% of the total assets of the Company and its Subsidiaries as determined in accordance with GAAP over the term of this Agreement, (ii) a Subsidiary of the Company may merge with and into any wholly-owned Subsidiary of the Company and (iii) any Subsidiary of the Company may merge with and into the Company so long as the Company is the surviving corporation.

Section 7.30   Sale And Leaseback.

Neither the Company, nor any of its Subsidiaries, will enter into any arrangement, directly or indirectly, whereby the Company or a Subsidiary shall sell or transfer any property owned by it and then or thereafter lease such property or lease other property that the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

Section 7.31   Use Of Proceeds.

After the date of this Agreement the Company will use the proceeds of the Loans (a) to refinance certain existing indebtedness of the Company, (b) to pay any fees and expenses, (c) to provide for the working capital and general corporate requirements of the Company and its Subsidiaries (including to make Investments permitted by Section 7.25(e)), (d) to provide mortgage and construction financing permitted by Sections 7.26 and 7.27, (e) to make Distributions permitted by Section 7.24, and (f) for other general corporate purposes. The Company will not use the proceeds of any Loan, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

Section 7.32   Fiscal Year; Organizational Documents; Material Contracts.

Neither the Company, nor any of its Subsidiaries, will, upon less than thirty (30) days prior written notice, change its fiscal year or accounting policies except to comply with changes in GAAP. Neither the Company, nor any of its Subsidiaries, will amend, modify or change its declaration of trust (or corporate charter or other similar document) in any matter materially adverse to the Banks, without the prior written consent of the Majority Banks. Neither the Company, nor any of its Subsidiaries, will, without the prior written consent of the Agent, amend, modify, cancel or terminate or fail to renew or extend any of the Material Contracts, except in the event that such amendments, modifications, cancellations, terminations or failure to renew could not reasonably be expected to have a Material Adverse Effect.

Section 7.33   Subsidiary Guarantors.

The Company shall (a) promptly, and in any event within 30 days following the Closing Date, cause each of its Subsidiaries (other than 73 Medical Building, L.L.C.) to (i) execute a guaranty of the Obligations hereunder, such guaranty to be in form and substance reasonably satisfactory to the Agent and (ii) deliver such organizational documents, secretary’s certificates and legal opinions in connection therewith as the Agent may reasonably request and (b) promptly upon the formation or acquisition of any additional Subsidiary, and in any event within 30 days of such formation or acquisition, (i) cause such additional Subsidiary to (i) execute a guaranty of the Obligations hereunder, such guaranty to be in form and substance reasonably satisfactory to the Agent and (ii) deliver such organizational documents, secretary’s certificates and legal opinions in connection therewith as the Agent may reasonably request.

Section 7.34   Further Assurances.

The Company shall at any time or from time to time execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent or any Bank, in each case further and more perfectly to effect the purposes of this Agreement and the other Loan Documents.

ARTICLE VIII
EVENTS OF DEFAULT; ACCELERATION

If any of the following events (an “Event of Default”) has occurred and is continuing:

(a)        if the Company shall fail to pay any principal of or interest on the Loans or any other amount payable hereunder or under the LOC Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)        if the Company shall fail to comply with any of its covenants contained in Sections 7.1, 7.2, 7.5-7.12, or 7.24-7.32;

(c)        if the Company or any Subsidiary shall fail to perform any term, covenant or agreement contained herein or in any other Loan Document (other than those specified in subsections (a) and (b) above) and the continuance of such failure shall exist for 30 days after written notice of such failure has been given to the Company by the Agent;

(d)        if any representation or warranty of the Company in this Agreement or in any other Loan Document shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(e)        if the Company or any of its Significant Subsidiaries shall fail to make any payment due on any obligation for borrowed money (having a total amount outstanding in excess of $500,000), or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such obligation and the effect of such failure could or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or a trustee for such holder or holders or of any obligations issued thereunder to accelerate the maturity thereof;

(f)         if the Company or any of its Significant Subsidiaries shall be involved in financial difficulties as evidenced:

(i)         by its admission in writing of its inability to pay its debts generally as they become due;

(ii)        by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(iii)      by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert or challenge in a timely manner the material allegation of any such petition;

(iv)      by the entry of an order for relief against it in any involuntary case commenced under Title 11 which remains undischarged or unstayed for more than sixty (60) days;

(v)        by its seeking relief as a debtor under any applicable law, other than Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

(vi)      by entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged or unstayed for more than sixty (60) days;

(vii)     by the entry of an order by a court of competent jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property which remains undischarged or unstayed for more than sixty (60) days; or

(viii)   by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

(g)        if there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against the Company or any of its Significant Subsidiaries which, with other outstanding final judgments, undischarged, against such Person(s) exceeds $500,000 in aggregate amount with respect to the Company or any of its Significant Subsidiaries;

(h)        if UHS of Delaware, Inc., a subsidiary of UHS, shall cease to be the real estate investment trust advisor to the Company and a new advisor satisfactory to each of the Banks has not been appointed, or a group of managers satisfactory to each of the Banks has not been hired, within ninety (90) days of such cessation;

(i)         (i) if any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of the outstanding shares of common stock of the Company; or, (ii) during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;

(j)         if any guarantee by UHS of any lease by the Company to a UHS Subsidiary is disavowed, terminated, or ceases to be in full force and effect, or is waived or amended without the prior written consent of the Majority Banks (other than the termination of a guarantee of such a lease in connection with the sale of a Health Care Facility permitted by Section 7.29);

(k)        any lease by the Company to a UHS Subsidiary is terminated prior to its stated term, or is amended or compliance by the lessee is waived, without the prior written consent of the Majority Banks (other than the termination of a lease of a Health Care Facility in connection with a sale of such Health Care Facility permitted by Section 7.29); or

(l)         if the Company or any of its Significant Subsidiaries shall fail to make any payment due under any Hedging Agreement or if the Company or any of its Significant Subsidiaries shall fail to observe or perform any material term, covenant or agreement contained in any Hedging Agreement and the effect of such failure could or would have permitted (assuming the giving of appropriate notice if required) the counterparty thereof to terminate such Hedging Agreement and demand payment from the Company or such Significant Subsidiary in excess of $500,000;

then, and in any such event, unless the same shall be cured or waived, the Agent (i) shall, upon the request of the Majority Banks, or (ii) may, with the consent of the Majority Banks, by notice in writing to the Company, terminate this Agreement and upon such termination the Banks shall have no further obligation to make Loans to the Company or issue Letters of Credit for the account of the Company, and shall declare all Obligations, including, without limitation the Notes, to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; provided, that in the event of any Event of Default described in clauses (f) and (g) hereof, all Obligations shall become immediately due and payable automatically, and all obligations of the Banks to make Loans or issue Letters of Credit shall automatically terminate, without any requirement of notice from the Banks. To the extent that the Obligations accelerated hereunder relate to Letters of Credit, the amount becoming due and payable shall be the aggregate outstanding amount of the Letters of Credit, whether or not any drawings or claims have been presented thereunder. No termination of the credit hereunder shall relieve the Company of any Obligations or any of its existing obligations to any of the

Banks arising under other agreements or instruments. No remedy herein conferred upon the Banks is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

ARTICLE IX
SETOFF; SHARING

Regardless of the adequacy of any collateral, any deposits or other sums credited by or due from the Banks to the Company and any securities or other property of the Company in the possession of the Banks may be applied to or set-off against the payment of Obligations of the Company hereunder, under the Notes and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to the Banks at any time. Each Bank agrees to promptly notify the Company, the Agent and the other Banks after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Bank agrees with the other Banks that if such Bank shall receive from the Company or any other source whatsoever, whether by voluntary payment, exercise of the right of set-off, counterclaim, cross-action or enforcement of any claim evidenced by the Notes or this Agreement, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings or otherwise, and retain and apply to the payment of the amounts owing with respect to the Notes or to any amounts due to such Bank under this Agreement any amount which is in excess of its ratable portion of the payments received by all of the Banks, then such Bank will make such dispositions and arrangements with each other Bank with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Bank receiving in respect of its Notes and the amounts due such Bank under this Agreement its ratable share of such payments; provided, however, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

ARTICLE X
THE AGENT

Section 10.1   Appointment.

Each Bank hereby irrevocably designates and appoints Wachovia Bank, National Association as the Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes Wachovia Bank, National Association, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any

Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

Section 10.2   Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Agent may appoint one of its affiliates as its agent to perform the functions of the Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Banks and to perform such other related functions of the Agent hereunder as are reasonably incidental to such functions.

Section 10.3   Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance by the Company of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

Section 10.4   Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent and (b) the Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Bank party hereto, in each case in form satisfactory to the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Majority Banks or all of the Banks, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

Section 10.5   Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Majority Banks, or all of the Banks, as the case may be.

Section 10.6   Non-Reliance on Agent and Other Banks.

Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 10.7   Indemnification.

The Banks agree to indemnify the Agent in its capacity hereunder (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 10.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 10.8   Agent in Its Individual Capacity.

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent in its individual capacity.

Section 10.9   Successor Agent.

The Agent may resign as Agent upon 30 days’ prior notice to the Company and the Banks. If the Agent shall resign as Agent under this Agreement and the Notes, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent’s resignation as Agent, the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 10.10   Other Agents.

Except as otherwise expressly stated herein, any agent (other than the Agent) listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Loan Document other than obligations, responsibilities and duties applicable to all Banks in their capacity as Banks; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Agent under this Article X in their capacity as an agent or arranger.

ARTICLE XI
MISCELLANEOUS

Section 11.1   Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Company will pay (a) the reasonable cost of (i) producing and reproducing this Agreement and other instruments mentioned herein and (ii) any taxes (including any interest and penalties in respect thereto) or filing fees payable by the Agent and the Banks (other than taxes based upon the Agent’s or any Bank’s net income) on or with respect to the transactions contemplated by this Agreement (the Company hereby agreeing to indemnify the Agent and the Banks with respect thereto); (b) the reasonable fees, out-of-pocket expenses and disbursements of the Agent and the reasonable fees, expenses and disbursements of the Agent’s special counsel incurred in connection with the preparation, administration or interpretation of this Agreement and other instruments mentioned herein, each closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder; (c) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Agent or any Bank in connection with (i) the enforcement of or preservation of the Agent’s or any Bank’s rights under this Agreement and the other Loan Documents or the administration thereof after the occurrence of a Default or Event of Default and (ii) in connection with any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Banks’ relationship with the Company hereunder or under any predecessor financing arrangement. The covenants of this Section 11.1 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

Section 11.2   Indemnification.

The Company agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Company of the proceeds of any of the Loans, and (b) the Company entering into or performing this Agreement or any of the other Loan Documents or in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any litigation or other proceeding, except that the Company shall not be obligated for any liability or loss to the extent arising from the indemnitee’s own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Company agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Company under this Section 11.2 are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants of this Section 11.2 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

Section 11.3   Survival of Covenants.

All covenants, agreements, representations and warranties made herein, in the Notes or in any Loan Documents or other papers delivered by or on behalf of the Company pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes remains outstanding and unpaid or the Banks have any obligation to make any Loans hereunder.

Section 11.4   Parties in Interest.

All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided, that the Company shall not assign or transfer its rights hereunder without the prior written consent of the Banks.

Section 11.5   Notices.

Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Loan Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, sent by overnight courier or sent by telegraph, telecopy, telefax, or telex and confirmed by delivery via courier or postal service, addressed as follows (or at such other address for notices as is furnished in writing in accordance with this Section):

Address for notices to the Agent:

Wachovia Bank, National Association, as Agent
Charlotte Plaza
CP-23
201 South College Street
Charlotte, NC 28288-0680
Attention: Brandy Coffield , Syndication Agency Services
Telecopier: 704-383-0288
Telephone: 704-383-6882

with a copy to: Wachovia Securities, Inc. PA 4152 1339 Chestnut Street Philadelphia, PA 19107 Attention: Jeanette A. Griffin, Credit Management Telecopier: 267-321-6702 Telephone: 267-321-6615

Address for notices to the Banks are as set forth on Schedule 11.5

Address for notices to the Company:

Cheryl K. Ramagano Vice President & Treasurer Universal Health Realty Income Trust 367 South Gulph Road King of Prussia, PA 19406 Telecopier: 610-382-4407 Telephone: 610-768-3402

Any Bank (including Wachovia in its capacity as Agent) giving any notice to the Company shall simultaneously send a copy thereof to the other Banks.

Except as otherwise expressly provided herein with respect to any particular notice or demand to be given or made hereunder, any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (b) if sent by registered or certified first-class mail, postage prepaid, on the earlier of actual receipt thereof or three (3) Business Days after the posting thereof, and (c) if sent by telex or cable, at the time of the dispatch thereof, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following Business Day.

Section 11.6   Governing Law.

THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF NORTH CAROLINA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW. THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE

ADDRESS SPECIFIED INSECTION 11.5. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 11.7   Entirety of Agreement, Etc.

This Agreement, together with the other Loan Documents and any other documents executed in connection herewith or therewith, express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 19.

Section 11.8   Waiver of Jury Trial; Damages.

THE COMPANY AND THE BANKS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE NOTES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Section 11.9   Consents, Waivers, Amendments, Etc.

Neither this Agreement, nor any of the other Loan Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Majority Banks may, or, with the written consent of the Majority Banks, the Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Banks may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)         reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Bank’s Commitment, in each case without the written consent of each Bank directly affected thereby; or

(ii)        amend, modify or waive any provision of this Section 11.9 or reduce the percentage specified in the definition of Majority Banks, without the written consent of all the Banks; or

(iii)      amend, modify or waive any provision of Article X without the written consent of the then Agent; or

(iv)      amend, modify or waive any provision of Section 3.2 without the written consent of each Bank directly affected thereby; or

(v)        release the Company, in its entirety, from its obligations under the Loan Documents, without the written consent of all of the Banks; or

(vi)      amend, modify or waive any provision of the Loan Documents requiring consent, approval or request of the Majority Banks or all Banks, without the written consent of all of the Majority Banks or Banks as appropriate; or

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Loan Document shall in any event be effective, unless in writing and signed by the Agent and/or the Issuing Bank, as applicable, in addition to the Banks required hereinabove to take such action.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Loan Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Article X (other than the provisions of Section 10.9); provided, however, that the Agent will provide written notice to the Company of any such amendment, modification or waiver. In addition, the Company and the Banks hereby authorize the Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Company, the Agent or any Bank in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Agent shall promptly deliver a copy of any such modification to the Company and each Bank.

Notwithstanding the fact that the consent of all the Banks is required in certain circumstances as set forth above, (x) each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Majority Banks may consent to allow the Company to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 11.10   Severability.

The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

Section 11.11   Confidentiality.

The Agent and each of the Banks agrees that they will not disclose without the prior consent of the Company (other than to its employees, affiliates, auditors or counsel or to another Bank) any information with respect to the Company which is furnished pursuant to this Agreement including such information as is obtained by the Banks pursuant to Section 7.21, any other Loan Document or any documents contemplated by or referred to herein or therein and which is designated by the Company to the Banks in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Bank may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 11.11, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Bank (including, without limitation, the tax shelter regulations under Internal Revenue Code Sections 6011, 6111 and 6112), (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 11.13; provided that such prospective transferee shall have been made aware of, and shall agree to comply with, this Section 11.11 or (e) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications. Notwithstanding anything herein to the contrary, “information” deemed confidential per this Section 11.11 shall not include, and the Agent and each Bank may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure.

Section 11.12   Acknowledgments.

The Company acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of each Loan Document;

(b)        neither the Agent nor any Bank has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement and the relationship between Agent and the Banks , on one hand, and the Company, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)        no joint venture exists among the Banks by virtue of the Loan Documents or among the Company and the Banks.

Section 11.13   Successors and Assigns; Participations; Purchasing Banks.

(a)        This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Bank.

(b)        Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. No Bank shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), or (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the

Participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 3.6, 3.7, 3.8, 11.1 and 11.2 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c)        Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign to any Bank or any Affiliate or Related Fund thereof and, with the consent of the Agent and, so long as no Event of Default has occurred and is continuing, the Company (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions or entities (each a “Purchasing Bank”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $2,500,000 (or, if less, the entire amount of such Bank’s obligations), pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit 12.1 (c), executed by such Purchasing Bank and such transferor Bank (and, to the extent required above, the Agent and the Company), and delivered to the Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Bank shall not require the consent of the Agent or the Company nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto; provided, however, that such Bank shall still be entitled to any indemnification rights that expressly survive hereunder). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Company, at its own expense, shall execute and deliver to the Agent in exchange for the Notes delivered to the Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Bank has not retained a Commitment hereunder, new Notes to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Bank shall be returned by the Agent to the Company marked “canceled”.

(d)        The Agent shall maintain at its address referred to in Section 11.5 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Agent by the transferor Bank or the Purchasing Bank, as agreed between them, of a registration and processing fee of $3,500.00 for each Purchasing Bank listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Banks and the Company.

(f)         The Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Company and its Affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank’s credit evaluation of the Company and its Subsidiaries prior to becoming a party to this Agreement, in each case subject to Section 11.11.

(g)        At the time of each assignment pursuant to this Section 11.13(c) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms described in Section 3.8.

(h)        Nothing herein shall prohibit any Bank from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank or any other financial institution in accordance with applicable laws.

(i)         Notwithstanding the foregoing, the Company shall have no obligation to make payments to a Purchasing Bank hereunder (including, without limitation, Sections 3.6, 3.7 and 3.8 hereof) in excess of the corresponding amounts the Company would have been allocated to pay to such transferring Bank had such transfer not occurred.

Section 11.14   Compliance with Usury Laws.

All agreements between the Company and each Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to such Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and each Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of North Carolina from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever any Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and each Bank.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

UNIVERSAL HEALTH REALTY INCOME TRUST
By:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, individually as a Bank and as Agent
By:

Title: